Exhibit 6.1

MANUFACTURE AND SUPPLY AGREEMENT

This MANUFACTURE AND SUPPLY AGREEMENT is effective as of November 6, 2025 and is by and between Greenfield Robotics Corporation, a Delaware corporation (“Greenfield”) and the undersigned entity identified as the supplier (the “Supplier”).

WHEREAS, Greenfield’s business is to revolutionize farming with autonomous farming robots that are designed to reduce operational and maintenance costs while removing herbicides from the process (the “Robots”); and

WHEREAS, Supplier has the requisite technical expertise, qualified personnel, facilities, equipment, quality systems, manufacturing know-how, and supply chain capability to manufacture, assemble, test, and supply the Robots in accordance with Greenfield’s specifications and requirements, and Supplier desires to manufacture and supply the Robots for Greenfield.

NOW, THEREFORE, in reliance upon the foregoing recitals, and in consideration of the mutual covenants, agreements, and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Manufacture and Supply; Robot Specifications.

a.            Supplier shall manufacture, assemble, integrate, test, qualify, package, and supply the Robots in accordance with the written specifications provided or approved in writing by Greenfield (collectively, the “Specifications”).

b.           Greenfield may, from time to time, update, supplement, refine, or otherwise modify the Specifications upon written notice to Supplier, and Supplier shall promptly implement such updated Specifications, including implementing necessary manufacturing process changes, provided that the Parties shall negotiate in good faith any commercially reasonable adjustments to price or lead time solely to the extent demonstrably caused by such changes.

c.            Supplier shall be solely responsible, at its own cost and expense, for procuring, purchasing, and maintaining adequate inventory of all parts, components, sub-components, consumables, materials, and other items necessary for the manufacture, assembly, testing, qualification, and supply of the Robots, except for those items (if any) that Greenfield expressly agrees in writing to furnish directly. Supplier shall source components only from vendors, manufacturers, and distributors that are qualified under the Specifications or otherwise approved in writing by Greenfield.

2.            Purchase Orders; Price; Payment.

a.            Purchases of Robots by Greenfield shall be effected solely through written purchase orders issued by Greenfield from time to time (each, a “PO”). Any terms or conditions contained in any Supplier acknowledgment, quote, invoice, or other document that are inconsistent with, modify, or purport to supplement the terms of this Agreement shall be null and void and of no force or effect unless expressly agreed to in a written amendment executed by Greenfield.

b.            Each PO shall specify delivery location(s), quantity, and mutually agreed pricing, and shall be binding upon the Parties when accepted by Supplier (provided that Supplier shall not unreasonably withhold or delay acceptance).

c.            If Supplier begins performing against a PO prior to express written acceptance to Greenfield, Supplier shall be deemed to have accepted the PO. Greenfield shall have the right to cancel or modify any PO, in whole or in part, prior to Supplier’s express written acceptance thereof. Nothing herein shall limit Greenfield’s right, at any time and in its sole discretion, to purchase similar or identical products, assemblies, subassemblies, or manufacturing services from other suppliers or sources, or to manufacture Robots itself or through third parties.

d.           The price and payment terms for each Robot shall be as set forth in the applicable PO. Supplier shall invoice Greenfield according to the terms set forth in the applicable PO. Each invoice shall reference this Agreement and the applicable PO, and shall include relevant information such as PO number, Supplier name, carrier name, ship-to address, quantities shipped, carton count or container count, bill of lading number, and country of origin, together with any additional information reasonably required by Greenfield to identify the shipment and confirm pricing.

e.            Greenfield may reject and return any invoice that is inaccurate, incomplete, or not submitted in accordance with this Agreement, and Greenfield’s payment of any invoice shall not constitute acceptance of any non-conforming Robots or any additional or inconsistent terms. Unless otherwise agreed in writing, Greenfield shall pay undisputed amounts within forty-five (45) days after receipt of an accurate invoice. All payments shall be made in U.S. Dollars by wire transfer. The Parties acknowledge that pricing may evolve as production volumes increase and the product transitions from initial production units to higher-volume builds, and therefore all pricing shall be mutually agreed on a PO-by-PO basis and shall apply prospectively only.

3.            Tooling.

a.           All tooling, fixtures, molds, dies, jigs, software, manufacturing processes and software, and all other equipment supplied by Greenfield, directly or indirectly, for the manufacture, integration, test, qualification, assembly, packaging or distribution of the Robots (collectively, the “Tooling”) are and shall remain the sole and exclusive property of Greenfield. Supplier shall use the Tooling for the purposes of this Agreement and for no other purpose whatsoever. Supplier shall keep the Tooling free of any liens, pledges, encumbrances, security interests or claims, and shall maintain the Tooling in good working order and condition.

b.           Supplier shall not copy, modify, duplicate, replicate, reverse-engineer, redeploy, transfer, license, share, lease, assign, or otherwise exploit the Tooling for the benefit of Supplier or any other person. Greenfield may at any time, in its sole discretion and upon written request, require that Supplier pack, label and prepare the Tooling for shipment to Greenfield or its designee. Supplier shall retain no right of retention, lien, offset or holdback against the Tooling and shall not claim any ownership interest, co-ownership, joint-venture interest or profit sharing in the Tooling.

4.            Intellectual Property.

a.           Greenfield is and shall remain the sole and exclusive owner of all right, title and interest in and to all intellectual property and proprietary rights relating to the Robots, including without limitation all concepts, inventions, derivative inventions, works of authorship, know-how, trade secrets, designs, Specifications, schematics, diagrams, models, drawings, CAD files, firmware, software, algorithms, manufacturing instructions, test routines, documentation, bills of materials, product architecture, system engineering, functional requirements, and all improvements, modifications, adaptations, enhancements, and refinements, and all derivative works or inventions in any way conceived, derived, discovered, developed, learned, or generated by or through Supplier, whether alone or jointly with Greenfield, arising out of or relating to the Robots or performance under this Agreement (collectively, “Greenfield IP”). Supplier hereby irrevocably assigns to Greenfield, automatically and without further action or documentation required, all right, title and interest in and to all such Greenfield IP. Supplier owns all right, title and interest in and to its intellectual property and proprietary rights controlled, developed or acquired by it before the date hereof or independent of this Agreement.

b.           Supplier shall execute all documents, agreements and instruments, and otherwise shall assist Greenfield as reasonably required to perfect in Greenfield the rights, title and other interests held by Greenfield under this Agreement. If Greenfield is unable for any reason, after reasonable effort, to secure Supplier’s signature on any document needed in connection with the actions specified above, Supplier hereby irrevocably designates and appoints Greenfield and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes hereof with the same legal force and effect as if executed by Supplier.

c.           Supplier receives no license, express or implied, to Greenfield IP except a limited, non-transferable, non-exclusive, and revocable right and license to use Greenfield IP for the manufacturing and supplying Robots to Greenfield under this Agreement. Supplier shall not reverse engineer, disassemble, decompile, derive, copy or otherwise attempt to discover source code or object code or functional methods relating to the Robots or Greenfield IP. No right, title or license in or to Greenfield IP is granted to Supplier whether by implication, acquiescence, estoppel, course of conduct or otherwise, except as expressly set forth herein.

5.            Warranty; Insurance.

a.            Supplier warrants that all Robots supplied hereunder shall (i) conform to the Specifications and (ii) be free from defects in materials and workmanship. The foregoing warranty shall extend for a period of twelve (12) months from the date such Robot is delivered to the applicable end-customer of Greenfield (and in no event less than fifteen (15) months from the date of delivery to Greenfield) (the “Warranty Period”).

b.            Supplier shall, at Greenfield’s written election, promptly repair, replace, or rework any Robot that does not conform to such warranty or otherwise fails during the Warranty Period, all at Supplier’s sole cost and expense, including all parts, labor, testing, shipping, logistics, and return freight associated therewith.

c.            If Supplier cannot or does not cure within a commercially reasonable period, not to exceed thirty (30) days, Greenfield may, at its option, repair or replace such defective Robot itself or through a third party, and Supplier shall reimburse Greenfield for all reasonable out-of-pocket costs incurred. All repaired or replaced Robots shall be warranted under this section for the latter of (a) the remainder of the original Warranty Period or (b) ninety (90) days after return to service. The warranties set forth herein are in addition to, and not in limitation of, any other warranties available to Greenfield under law.

d.            During the term of this Agreement and for a three year period thereafter, Supplier shall maintain, at its sole cost and expense, (a) commercial general liability insurance and (b) such additional property, casualty, errors and omissions, cyber, or other coverages as are customary and reasonably appropriate for contract manufacturing of electro-mechanical autonomous equipment, in amounts determined by Supplier in its discretion from time to time, and Greenfield shall maintain commercial general liability insurance, including products liability insurance, in amounts determined by Greenfield in its discretion from time to time. Greenfield shall name Supplier as an additional insured under such policy(ies).

6.            Delivery; Title; Risk of Loss.

a.            Unless otherwise set forth in a PO, delivery shall be FOB Greenfield’s designated receiving facility. Title shall pass to Greenfield upon physical delivery to the freight carrier at Supplier’s dock.

b.            Risk of loss shall remain with Supplier until such delivery and any Robots delivered not in conformity with the Specifications or this Agreement shall be deemed not delivered and title shall not pass with respect thereto.

7.            Inspection; Non-Conforming Robots; Rejection.

a.            Greenfield shall have a reasonable period (not less than forty-five (45) days following delivery) to inspect Robots and reject any Robots that do not conform to this Agreement or to the Specifications.

b.            Greenfield may reject all or part of any shipment and may return or hold any rejected Robots at Supplier’s cost and risk. Supplier shall promptly repair, rework, or replace all rejected Robots, at Supplier’s sole cost and expense.

8.            Representations.

a.            Each party represents and warrants to the other party that (i) it is duly organized, validly existing, and in good standing under the laws of its organization; (ii) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (iii) this Agreement constitutes its legal, valid, and binding obligation of Company, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity; and (iv) it has obtained all licenses, authorizations, approvals, consents, or permits required by applicable law to conduct its business generally and to exercise its rights and perform its obligations under this Agreement.

9.            Term; Termination; Transition Rights.

a.            This Agreement shall commence on the Effective Date and continue for two (2) years, automatically renewing for successive one-year terms unless either Party provides thirty (30) days’ written notice of non-renewal. Either Party may terminate this Agreement immediately upon written notice for a material breach that remains uncured after thirty (30) days’ written notice. Greenfield may terminate this Agreement for convenience upon ninety (90) days’ written notice.

b.            Upon termination, non-renewal or expiration, Supplier shall (a) return all Tooling, Greenfield IP, and Specifications, (b) deliver to Greenfield all Robots under accepted POs and any other work-in-progress if requested, and (c) cooperate in a transition to another manufacturer. Termination, non-renewal or expiration of this Agreement shall not relieve a party of its obligations incurred prior thereto.

c.            The terms, conditions, rights and obligations of this Agreement that are intended by their natural meaning to survive the termination, non-renewal or expiration of this Agreement shall do so, and Sections (Tooling), 4 (Intellectual Property), 5 (Warranty; Insurance), 9 (Term; Termination; Transition Rights) 10 (Confidentiality), 11 (Indemnification), 12 (Limitation of Liability) and 14 (Miscellaneous) shall survive the termination, breach, non-renewal or expiration of this Agreement.

10.          Confidentiality.

a.            Supplier acknowledges that all Specifications, Greenfield IP, Tooling, and Robot-related information, and any other information which by its nature is confidential and would be judged so under a reasonable standard or is disclosed, or provided, under circumstances reasonably indicating that it is confidential or proprietary, constitute confidential and proprietary information of Greenfield. Supplier shall maintain such confidential information in confidence with the same degree of care with which it holds its own confidential information (but in no event less than a reasonable standard of care).

b.            Confidential information shall only be used for the purpose contemplated within this Agreement. Supplier shall disclose Confidential Information only to its officers, agents and employees who have a need to know such Confidential Information, and will not disclose Confidential Information to any third party without the express written permission of Greenfield. Supplier shall return Greenfield’s confidential information promptly upon written request.

11.          Indemnification.

a.            Supplier agrees to indemnify, defend and hold Greenfield, its affiliates, officers, directors, agents and employees (“Greenfield Indemnitees”) harmless from and against all actions, liabilities, damages, claims and demands whatsoever, including, but not limited to, attorney fees and other expenses (“Claims”) that are brought or communicated by third parties against the Greenfield Indemnitees and to the extent caused by Supplier’s or Supplier Indemnitee’s: (a) breach of this Agreement; (b) violation of law; (c) breach of representations and warranties; (d) any claim of intellectual property rights infringement arising from Supplier’s manufacturing processes or Supplier’s services provided hereunder, provided such infringement is not a direct result of the Specifications provided by Greenfield; or (e) negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Greenfield Indemnitee or Greenfield’s breach of this Agreement.

b.           Greenfield agrees to indemnify, defend and hold Supplier, its affiliates, officers, directors, agents and employees (“Supplier Indemnitees”) harmless from and against all Claims that are brought or communicated by third parties against Supplier Indemnitees to the extent caused by to: (a) Greenfield’s breach of this Agreement; (b) Greenfield’s violation of law; (c) defects or alleged defects in the design of the Products that are a result of Specifications or instructions provided by Greenfield and not Supplier’s manufacturing process; (d) infringement of the intellectual property rights of third parties arising from Greenfield IP, provided such infringement is a direct result of the Specifications or instructions provided by Greenfield; or (e) Greenfield’s negligence, recklessness or willful misconduct. The duty to indemnify will not apply to the extent that any Claim arises from the negligence, recklessness, or willful misconduct of a Supplier Indemnitee or Supplier’s breach of this Agreement.

c.            The party claiming indemnity (the “Indemnified Party”) shall provide the party from whom indemnity is being sought (the “Indemnifying Party”) with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought. The Indemnifying Party shall have the right to assume sole control over the defense of such claim and conduct the defense of the claim with counsel of its choice. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement includes an admission of liability.

12.          Limitation of Liability.

a.             Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other party (except with respect to either party’s breach of its confidentiality, misuse or misappropriation of intellectual property, or indemnification obligations) for any indirect, special, incidental, lost profits or punitive damages of the other party from any breach or default of a party’s obligations hereunder or the breach of any representation or warranty made hereunder.

b.            The collective liability of either party to the other party under this Agreement shall be limited on an aggregate basis (not per claim or occurrence) to the amounts actually paid by Greenfield under this Agreement in the 12-month period immediately preceding the occurrence of the claim giving rise to the liability.

13.          Force Majeure; Subcontractors.

a.            Neither Supplier nor Greenfield shall be liable for a failure to perform under this Agreement on account of incidents of force majeure, including but not limited to strikes, lockouts, fires, floods, other casualties, explosions, acts of God, material procurement problems that could not have been reasonably avoided, governmental actions, state of war or other similar causes beyond its reasonable control; provided, that the Parties shall resume performance as rapidly as possible after the force majeure incident ceases, and each Party’s obligations to perform under this Agreement shall be suspended only for the reasonable duration of the force majeure incident.

b.            Supplier may subcontract, delegate, outsource, or otherwise permit any third party to perform any manufacturing, assembly, integration, testing, qualification, calibration, packaging, or supply obligations under this Agreement, at Supplier’s discretion and without Greenfield’s prior written consent. Notwithstanding the foregoing, Supplier shall remain fully responsible and liable for all acts and omissions of any approved subcontractor.

14.          Miscellaneous.

This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior or contemporaneous agreements or understandings relating to such subject matter. This Agreement may be amended only by a writing signed by both Parties. This Agreement may not be assigned by Supplier without Greenfield’s prior written consent. Delaware law governs this Agreement and all disputes shall be brought exclusively in the courts located in Kansas. If any provision is held invalid, the remainder shall remain in full force and effect. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. This Agreement may be executed manually or by facsimile by the parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to each of the other parties. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Supplier is an independent contractor engaged by Greenfield for the manufacturer and supply of the Robots. Nothing in this Agreement shall constitute either party as an employee, agent or general representative of the other, nor shall either Greenfield or Supplier have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.

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The Parties have caused this Agreement to be executed as of the date last signed below.

GREENFIELD ROBOTICS CORPORATION

By:	/s/ Nandan Kalle
Name:	Nandan Kalle
Title:	CEO
Date Executed:	1/12/2026

SUPPLIER:	Amity Technology, LLC

By:	/s/ Jared Kappel
Name:	Jared Kappel
Title:	CFO
Date Executed:	1/12/2026